Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2014 Third Quarter and Year to Date Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--October 27, 2014--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the third quarter and nine months ended September 30, 2014. The Company reported a net loss of $8.6 million and $4.8 million, respectively, for the third quarter and nine months ended September 30, 2014 compared to net income of $79,000 and $52,000 for the same periods in 2013. During the third quarter the Company raised $24 million in capital and executed an asset resolution plan (the “ARP”), a process to identify and value for disposal various impaired legacy loans and foreclosed real estate. The Company had net charge-offs totaling $9.6 million and $10.2 million during the quarter and nine months ended September 30, 2014, respectively, as compared to $1.7 million and $4.3 million for the same periods of 2013, respectively. Foreclosed assets totaled $4.7 million at September 30, 2014, down from $8.5 million at December 31, 2013. The change in foreclosed assets can be attributed to $3.7 million in net sales proceeds and $1.7 in write-downs, which was offset by $1.6 million in additions. The elevated levels of charge-offs and write-downs were primarily the result of executing the ARP. Certain impaired loans were charged down to disposal value in anticipation of near-term sales resulting in a decrease in the allowance for loan losses (ALLL) as a percentage of gross loans to 2.09% at September 30, 2014 from 2.35% at December 31, 2013. Net charges for the ARP totaled $9.5 million for the third quarter and nine months ended September 30, 2014. As a result of the ARP, the Bank’s Texas Ratio has fallen below 40%. A bank’s Texas ratio is a measure of portfolio risk and is calculated by dividing total nonperforming assets, including troubled debt restructurings, by tangible common equity plus the allowance for loan losses. Excluding the charge for the asset resolution plan, the Company earned $0.9 million during the third quarter and $4.7 million for the nine months ended September 30, 2014. Management remains focused on finishing the resolution process and putting legacy loan issues behind the organization.

The Bank was well capitalized at September 30, 2014 with capital ratios increasing during the quarter as a result of the capital raise and asset resolution process. At September 30, 2014, the Bank reports total risk based capital of 15.0%, tier 1 risk based capital of 13.7%, and a leverage ratio of 7.1%. At December 31, 2013, the Bank had total risk based capital of 10.9%, tier 1 risk based capital of 9.7%, and a leverage ratio of 5.5%. At September 30, 2014, the Company had total risk based capital of 15.9%, tier 1 risk based capital of 11.8%, and a leverage ratio of 6.2%, as compared to 10.7%, 6.3%, and 3.6%, respectively, at December 31, 2013.

Asset Quality:

Outstanding gross loans held for investment declined to $446.4 million at September 30, 2014 from $492.7 million at December 31, 2013 due to declining loan balances, write-downs, and a transfer of loans to held for sale of $11.2 million in anticipation of near term loan sales. Nonperforming loans totaled $16.0 million at September 30, 2014, a decrease of $11.3 million from $27.3 million at December 31, 2013. Total nonperforming assets were $20.7 million or 2.5% of total assets at September 30, 2014, as compared to $35.8 million or 4.4% of total assets at December 31, 2013. The declines in nonperforming loans and nonperforming assets were primarily the result of charge-offs and write-downs originating from the ARP. As of September 30, 2014, the Bank continues to improve on its compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital. The capital raise, along with the ARP, has allowed for compliance in these critical areas.

Net Interest Income and Net Interest Margin:

Net interest income before the provision for loan losses totaled $5.3 million and $16.1 million for the quarter and nine months ended September 30, 2014, respectively, as compared to $5.3 million and $15.6 million for the same periods in 2013. Net interest margin annualized for the nine months ended September 30, 2014 was 2.73% as compared to 2.68% for the nine months ended September 30, 2013. Although improving, our net interest margin continues to be impacted by elevated levels of nonperforming loans and lower rates on new and renewing loans in response to competitive pressures. Cost of funds continues to improve as interest expense declined to $2.0 million and $6.1 million for the quarter and nine months ended September 30, 2014, respectively, as compared to $2.2 million and $6.7 million for the same periods in 2013, due to a shift in deposit mix from time deposits to demand deposits and lower rates on new and renewing deposits.

Non-Interest Income:

Non-interest income was $2.3 million and $7.8 million for the quarter and nine months ended September 30, 2014, respectively, compared to $1.6 million and $5.4 million for the same periods in 2013. During 2014, other non-interest income includes nonrecurring settlements reached with certain third party payment processors of $0.7 million and $3.0 million for the quarter and nine months ended September 30, 2014, respectively. In the first quarter of 2013 there was a nonrecurring deposit premium of $586,000 recognized from the sale of two branches to First Bank.

Non-Interest Expense:

Non-interest expense was $8.2 million and $20.8 million for the quarter and nine months ended September 30, 2014, respectively, compared to $6.9 million and $21.0 million for the same periods in 2013. The increase for the three months ended September 30, 2014 was primarily the result of additional write downs on foreclosed real estate and expenses incurred due to the prepayment of certain borrowings from the Federal Home Loan Bank of Atlanta.

Balance Sheet:

Total assets were $837.9 million at September 30, 2014, an increase of $16.4 million or 2.0% from $821.5 million at December 31, 2013. Cash, cash equivalents, and investments were $344.6 million at September 30, 2014, an increase of $53.5 million or 18.4% from the total of $291.0 million at December 31, 2013. Total liabilities were $797.8 million at September 30, 2014, a decrease of $2.1 million or 0.3% from $799.9 million at December 31, 2013.

Total shareholders' equity increased $18.5 million to $40.1 million at September 30, 2014 from $21.6 million at December 31, 2013. This increase resulted primarily from the capital raise. With the effect of the capital raise, book value per share decreased to $1.25 per share at September 30, 2014 compared to $2.71 per share at December 31, 2013.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “It is a pleasure to report the on-going improvements in our operations including the execution of the asset resolution plan, made possible by the successful capital raise closed out during the month of August. These changes position the Company for the future by significantly improving capital ratios and asset quality to the best levels seen in years. We have many positive initiatives underway as we look forward to returning to growth and further strengthening our support of all our customers and the communities we serve. The support of our shareholders, customers, and employees is vital to our success and, as always, is greatly appreciated.”

With $837.9 million in total assets as of September 30, 2014, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fourteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh, and Southern Pines (LPO) North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr.
Chairman, President, and Chief Executive Officer
or
Nancy S. Wise
Executive Vice President and Chief Financial Officer
919-963-2177